EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT
Ann Parker
Director of Corporate Communications
LodgeNet Entertainment Corporation
605-988-1000
communications@lodgenet.com

LODGENET REAFFIRMS Q3 GUIDANCE

Positive Occupancy Trends Should Push Q3 Results To Upper Half Of Range

     New York, NY — September 24, 2003— LodgeNet Entertainment Corporation (NASDAQ: LNET), the world’s largest provider of broadband interactive television services to the hospitality industry, reaffirmed its third quarter financial guidance today, adding that positive occupancy trends should push results into the upper half of its previously stated range. The comments came during a Company presentation at the Jefferies & Company High Yield Communications and Media Conference in New York City.

     LodgeNet President and CEO Scott C. Petersen says a major factor in the Company’s improving outlook is occupancy, “We’ve seen a steady climb in the occupancy rates across the thousands of hotels we serve. In addition, we continue to benefit from economies of scale by serving more rooms without increasing our operating costs. Each of these elements is serving us well as we work toward our goal of generating free cash flow while maintaining steady room growth.” Petersen added that by the end of the third quarter, the higher-revenue-generating digital systems will be installed in approximately 39% of LodgeNet’s Guest Pay room base.

     With regard to financial results for the third quarter of 2003, LodgeNet expects to report revenue of between $66.0 million and $69.0 million, and $2.7 to $4.2 million in Operating Income. Loss per share estimates are $(0.51) to $(0.39) for the third quarter of 2003.

About LodgeNet

     LodgeNet Entertainment Corporation (www.lodgenet.com) is the leading provider in the delivery of broadband, interactive services to the lodging industry, serving more hotels and guest rooms than any other provider in the world. These services include on-demand digital movies, digital music and music videos, Nintendo® video games, high-speed Internet access and other interactive television services designed to serve the needs of the lodging industry and the traveling public. As the largest company in the industry, LodgeNet provides service to 970,000 rooms (including more than 900,000 interactive guest pay rooms) in more than 5,700 hotel properties worldwide. More than 260 million travelers have access to LodgeNet systems on an annual basis. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

     This press release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and are subject to risks, uncertainties, and other factors that could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed in the foregoing sections, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, competition, programming availability and quality, technological developments, developmental difficulties and delays, relationships with clients and property owners, the availability of capital to finance growth, the impact of government regulations, and other factors detailed, from time to time, in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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